As filed with the Securities and Exchange Commission on August 8, 2005

Registration No. 333-124285

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 7

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

RUTH’S CHRIS STEAK HOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	5812	72-1060618
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3321 Hessmer Avenue

Metairie, Louisiana 70002

(504) 454-6560

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Craig S. Miller

President and Chief Executive Officer

3321 Hessmer Avenue

Metairie, Louisiana 70002

(504) 454-6560

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

James S. Rowe Kirkland & Ellis LLP 200 East Randolph Drive Chicago, Illinois 60601 Telephone: (312) 861-2000 Telecopy: (312) 861-2200	Christopher C. Paci Michael J. Schiavone Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Telecopy: (212) 844-7179

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 7 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333-124285) is being filed solely for the purpose of filing Exhibits 5.1 and 23.2 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Ruth’s Chris Steak House, Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee	$29,913
NASD filing fee	$25,915
Nasdaq listing fee	$100,000
Transfer Agent’s fee	$15,000
Printing and engraving costs	$350,000
Legal fees and expenses	$1,000,000
Accounting fees and expenses	$600,000
Miscellaneous	$479,172

Total	$2,600,000

Item 14. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reasons of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain insurance to protect us and our directors and officers against any expense, liability or loss, whether or not we would have the power to indemnify such persons against such expense, liability or loss under applicable law.

Item 15. Recent Sales of Unregistered Securities

During the three-year period preceding the date of the filing of this registration statement, we have issued securities in the transactions described below without registration under the Securities Act. These securities were offered and sold in reliance upon exemptions from the registration requirements provided by Section 4(2) of the Securities Act and Regulation D under the Securities Act relating to sales not involving any public offering and/or Rule 701 under the Securities Act relating to transactions occurring under compensatory benefit plans.

On November 8, 2004, pursuant to our 2004 Restricted Stock Plan, we sold 1,167,487 shares of restricted stock for less than $0.01 per share to a group of directors and senior managers consisting of Craig S. Miller, Geoffrey D. K. Stiles, Thomas J. Pennison, Jr., Anthony M. Lavely, David L. Cattell, James G. Cannon, Alan Vituli and Carla R. Cooper.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedule II—Valuation and Qualifying Accounts for the fiscal year ended December 29, 2002, December 28, 2003 and December 26, 2004 and for the fiscal quarter ended March 27, 2005. All other schedules have been omitted because they are not required or because the information is presented in the notes to the financial statements.

Schedule II—Ruth’s Chris Steak House, Inc. Valuation and Qualifying Accounts

(in thousands)

Column A	Column B	Column C		Column D	Column E	Column F
Description	Balance at beginning of period	Additions charged to costs and expenses or revenues		Additions charged to other accounts	Deductions (a)	Balance at end of period
Quarter Ended March 27, 2005
Allowance for doubtful accounts	275	16		—	—	291
Medical claims reserve	585	1,045		23	999	654
Workers’ compensation reserve	381	318		—	301	398
Legal settlements	1,735	—		—	—	1,735

Total	2,976	1,379		23	1,300	3,078

Year Ended December 26, 2004
Allowance for doubtful accounts	174	101		—	—	275
Medical claims reserve	584	4,274		633	4,906	585
Workers’ compensation reserve	363	1,224		15	1,221	381
Legal settlements	110	1,625	(b)	—	—	1,735

Total	1,231	7,224		648	6,127	2,976

Year Ended December 28, 2003
Allowance for doubtful accounts	43	131		—	—	174
Medical claims reserve	456	4,775		877	5,524	584
Workers’ compensation reserve	133	1,129		42	941	363
Legal settlements	110	—		—	—	110

Total	742	6,035		919	6,465	1,231

Year Ended December 29, 2002
Allowance for doubtful accounts	23	20		—	—	43
Medical claims reserve	485	3,662		88	3,779	456
Workers’ compensation reserve	28	1,163		52	1,110	133
Legal settlements	—	110		—	—	110

Total	536	4,955		140	4,889	742

(a)	Principally cash payments and reserve reversals.
(b)	Reserve of $1,625 related to a labor code class action lawsuit filed in Superior Court of California.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant also hereby undertakes to provide the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 7 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Metairie, State of Louisiana, on August 8, 2005.

RUTH’S CHRIS STEAK HOUSE, INC.

By:	/S/ CRAIG S. MILLER
Name:	Craig S. Miller
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 7 to Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on August 8, 2005.

Signature	Title

/S/ CRAIG S. MILLER Craig S. Miller	President, Chief Executive Officer and Director (Principal Executive Officer)

/S/ THOMAS J. PENNISON, JR. Thomas J. Pennison, Jr.	Chief Financial Officer and Vice President, Finance (Principal Financial and Accounting Officer)

* Robin P. Selati	Director

* Carla Cooper	Director

* Bannus B. Hudson	Director

* Alan Vituli	Director

*By:	/s/ THOMAS J. PENNISON, JR.
Thomas J. Pennison, Jr., Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.1**	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation of the Registrant.

3.2**	Form of Restated Bylaws of the Registrant.

4.1**	Form of Certificate of Common Stock of the Registrant.

5.1	Opinion of Kirkland & Ellis LLP.

10.1**	Transaction and Merger Agreement, dated as of July 16, 1999, among the Registrant, RUF Merger Corp., Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC.

10.2**	Shareholders Agreement between the Registrant, Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC., First Union Investors, Inc., GS Mezzanine Partners, LP., GS Mezzanine Partners Offshore and each of the stockholders of the Registrant identified as Investors therein.

10.3**	Registration Agreement between the Registrant, Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. and Special Advisors Fund I, LLC, First Union Investors, Inc., GS Mezzanine Partners, LP., GS Mezzanine Partners Offshore, and each of the stockholders of the Registrant identified as Investors therein.

10.4**	License Agreement, dated as of July 16, 1999, between Ruth U. Fertel and the Registrant.

10.5**	Securities Purchase Agreement between the Registrant and First Union Investors, Inc.

10.6**	Common Stock Purchase Warrant Certificate No. W-l issued to First Union Investors, Inc. in connection with warrants to purchase up to 37,735.849 shares of the Class B Common Stock of the Registrant.

10.7**	Certificate of Chief Financial Officer of Registrant under Common Stock Purchase Warrant, dated November 8, 2004.

10.8**	Purchase Agreement among the Registrant, the subsidiary guarantors identified therein, GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P. relating to $45,000,000 Aggregate Principal Amount of 13% Senior Subordinated Notes Due 2006 and Warrants to Purchase 28,301.887 shares of Common Stock.

10.9**	Common Stock Purchase Warrant Certificate No. W-2 issued to GS Mezzanine Partners, L.P. in connection with warrants to purchase up to 18,413.837 shares of the Class A Common Stock of the Registrant.

10.10**	Certificate of Chief Financial Officer of Registrant under Common Stock Purchase Warrant, dated November 8, 2004.

10.11**	Common Stock Purchase Warrant Certificate No. W-3 issued to GS Mezzanine Partners Offshore, L.P. in connection with warrants to purchase up to 9,888.050 shares of Class A Common Stock.

10.12**	Certificate of Chief Financial Officer of Registrant under Common Stock Purchase Warrant, dated November 8, 2004.

10.13**	2005 Long-Term Equity Incentive Plan.

10.14**	2004 Restricted Stock Plan.

10.15**	Amendment No. 1 to the 2004 Restricted Stock Plan.

10.16**	Form of Restricted Stock Agreement.

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EXHIBIT NO.	DESCRIPTION

10.17**	2000 Stock Option Plan.

10.18**	Form of Stock Option Agreement under 2000 Stock Option Plan.

10.19**	Employment agreement of Craig S. Miller.

10.20**	Employment agreement of Geoffrey D.K. Stiles.

10.21**	Credit Agreement, dated March 11, 2005, among the Registrant, as Borrower, the Lenders listed therein, as Lenders and Wells Fargo Bank, N.A., as Administrative Agent.

10.22**	Form of Stock Option Agreement under 2005 Long-Term Equity Incentive Plan.

21.1**	List of Subsidiaries of the Registrant.

23.1**	Consent of KPMG LLP.

23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney.

24.2**	Power of Attorney for Bannus B. Hudson.

**	Filed previously.

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